Black Hills Corp. Announces Key Executive Leadership Appointments

RAPID CITY, S.D. – June 14, 2023 – Black Hills Corp. (NYSE: BKH) today announced changes within the company’s senior management team and appointed a new vice president and treasurer.

Todd Jacobs is now senior vice president growth and strategy and Marne Jones is now senior vice president utilities, both effective June 15, 2023. Both report directly to Linn Evans, president and CEO.

“These changes position the company with highly skilled, tenured and energized leaders committed to driving growth,” said Evans. “These leadership changes will further focus our team on driving operational efficiencies and supporting the needs of our customers and communities.”

New Appointments

Jacobs, who has more than 16 years of investor-owned utility experience, joined the company in 2014. He has served in roles of increasing responsibility in legal, regulatory, corporate services, operations, corporate development and strategy.

In his new role, Jacobs now leads the company’s strategic efforts related to growth, strategy, business development, regulatory, government affairs, sustainability, renewable natural gas, communications and community affairs.

Jacobs holds a bachelor’s degree from the Virginia Military Institute, a juris doctor from the University of Missouri-Kansas City and completed an advanced management program (The Executive Program) at the University of Virginia’s Darden School of Business. Jacobs served on active duty for seven years as a U.S. Army officer.

Jones joined the company in 2001 and has advanced through roles of increasing responsibility in finance, accounting, corporate services, regulatory and utility operations, and most recently as vice president electric utilities.

In her new role, Jones has responsibility for electric and natural gas utility operations, transmission and resource planning, customer service and safety.

Jones brings 21 years of utility experience and previous banking experience to her role. She holds a finance degree from the University of Wyoming.

Other Leadership Changes

The company also announced that it appointed Tom Stevens as vice president and treasurer effective June 15, 2023, reporting to Kimberly Nooney, senior vice president and chief financial officer. Stevens joined Black Hills in 2018 as the director of regulatory and finance and served most recently as vice president regulatory.

Stevens brings 15 years of utility industry experience to his new role, including two years with the Arkansas Public Service Commission. He holds a bachelor’s degree in economics/finance from Southwest Baptist University and a Master in Business Administration from Southern Methodist University.

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Black Hills Corporation

Black Hills Corp. (NYSE: BKH) is a customer focused, growth-oriented utility company with a tradition of improving life with energy and a vision to be the energy partner of choice. Based in Rapid City, South Dakota, the company serves 1.3 million natural gas and electric utility customers in eight states: Arkansas, Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming.

Jerome E. Nichols

605-721-1171

jerome.nichols@blackhillscorp.com

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